THIS AGREEMENT is made on	2013

BETWEEN:

(1)	MANCHESTER WINGS LIMITED (Company Number 6125310) whose registered office is at 5 Giffard Court, Millbrook Close, Northampton, Northamptonshire NN5 5JF (“the Seller”)

(2)	HOOTERS UK (NOTTINGHAM) LIMITED (Company Number 8504371) whose registered office is at Acre House, 11-15 William Road, London NW1 3ER (“the Buyer”)

RECITALS

(A)	West End Wings Limited is a company registered in England and Wales under number 03814994 (“the Company”) and has an issued share capital of £100 divided into 100 ordinary shares of £1 each, of which 100 ordinary shares of £1 each are credited as fully paid;

(B)	The Seller is the beneficial owner of the whole of the issued and allotted share capital in the Company;

(C)	The Seller has agreed to sell, and the Buyer has agreed to buy, all the issued shares in the Company on the following terms;

(D)	The Seller has agreed to procure the grant of the leases referred to in Schedule 2 by Reservoir Lounge UK Limited.

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	In this agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

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“Available Cash Balance” the money to be retained in the Company at Completion which shall not include any overdraft facility available to the Company;

“the Buyer’s Solicitors” means Hamilton Pratt of Franchise House, 3a Tournament Court, Tournament Fields, Warwick CV34 6LG

“the Company” means West End Wings Limited

“Completion” means the completion of the sale and purchase of the Sale Shares under this agreement

“Completion Accounts” the balance sheet of the Company as at Completion which will show the assets which will include cash, stock and debtors, and the liabilities which will include creditors, corporation tax, and any other taxes due for the period from 1 January 2013 to the day before the day of Completion. For the avoidance of doubt, the assets of the company will be £3,000 higher than the liabilities as all of the reserves less £3,000 of the company will be voted in dividends the day before Completion. Completion accounts will be prepared for the period to the day prior to the actual Completion date. The profits of Completion day will belong to the buyer

“the Disclosure Letter” means the letter (together with the documents annexed to it) from the Seller‘s Solicitors to the Buyer‘s Solicitors dated today, disclosing various matters relating to the Warranties

“the Landlord” means Reservoir Lounge UK Limited (Company Number 05390402) whose registered office is at 5 Giffard Court, Millbrook Close, Northampton NN5 5JF

“the Landlord’s Solicitors” means William Sturges LLP, Burwood House, 14-16 Caxton Street, London SW1H 0QY

“the Last Accounts Date” means 30 December 2012

“the Properties” means the leasehold properties details of which are set out in Schedule 2

“Property Warranties” means the warranties in Part 4 of Schedule 3

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“Relevant Breach” any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties or any of the provisions of Clause 3.1;

“the Sale Shares” means all the ordinary shares of £1 each in the capital of the Company allotted and in issue at the date of this agreement

“the Seller’s Solicitors” means William Sturges LLP, Burwood House, 14-16 Caxton Street, London SW1H 0QY

“the Tax Covenant” means the covenant in the agreed form given by the Seller and referred to in clause 8

'the Warranties' means the representations, warranties and undertakings given by the Seller referred to in clause 6

1.2	In this agreement (including the Recitals and the Schedules), unless the context otherwise requires:

1.2.1	all references to any statutory provision or enactment shall include references to any amendment, modification or re-enactment of that provision or enactment (whether before or after the date of this agreement), to any previous enactment which has been replaced or amended and to any regulation or order made under that provision or enactment;

1.2.2	references to documents 'in the agreed form' are to documents in terms agreed between the parties to this agreement and signed (for the purpose of identification only) by the Seller and the Buyer before the signature of this agreement;

1.2.3	references to the Recitals, clauses and the Schedules are respectively to the Recitals to, clauses of and the Schedules to, this agreement.

2.	Sale and purchase

2.1	The Seller, with full title guarantee, shall sell with effect from Completion the Sale Shares, and the Buyer shall purchase with effect from Completion all of the Sale Shares with all rights attached or accruing to them, and free from all claims, charges, liens, incumbrances, options, rights of pre-emption or equities whatsoever.

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2.2	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this agreement.

2.3.1	The Seller shall procure that the Landlord will grant the leases referred to in Schedule 3 and the Buyer will accept the grant of such leases in accordance with the terms and conditions set out in Schedule 2.

2.3.2	The Buyer shall forthwith supply to the Seller’s Solicitors copies of any applications, notifications or other correspondence between the Buyer and the licensing authority prior to Completion.

2.3.3	The original of the Premises Licence as defined in Schedule 2 in relation to the Commercial Property as defined in Schedule 2 will be handed to the Buyer on Completion.

3.	Pre-completion Provisions

3.1	The Seller covenants that, pending Completion or the earlier termination of the obligations of the parties under this Agreement under this Clause 3, it shall collaborate fully with the Buyer in the operation of the Company and in particular the Seller shall:

3.1.1	procure that:

(a)	the Company shall carry on business only in the ordinary course, except as otherwise agreed in writing by the Buyer;

(b)	the Buyer and its agents shall, on reasonable notice, be allowed access to, and to take copies of, the books and records of the Company including the statutory books, minute books, leases, licences, contracts, details of book debts, accounting and financial books and records, supplier lists and customer lists of the Company, correspondence with customers and suppliers, personnel records and computer or electronic records and if such books, records and lists are not in the possession or control of the Company, the Seller shall use all reasonable endeavours to allow such access;

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(c)	such representatives and advisers as the Buyer requests may be designated to work with the Seller with regard to the management and operations of the Company;

(d)	the Seller shall consult, and shall cause the Company to consult, with those representatives and advisers before taking any action which could materially affect the business of the Company;

(e)	the Seller shall provide, and shall cause the Company to provide to those representatives and advisers such information as they may reasonably request for this purpose;

(f)	the Company shall take all reasonable steps to preserve its assets and, in particular, shall maintain in force all insurances normally kept in force;

(g)	such representatives and advisers as the Buyer nominates may meet with current officers, employees and advisers of the Company at its premises at all reasonable times to discuss matters regarding the Company’s change in ownership and to agree the Completion Accounts;

(h)	the Company notifies the Buyer of any staff resignations or any intention to resign where that intention has been notified to the Company or any of the Seller;

(i)	the Company’s Accountants prepare the statutory accounts at the Buyer’s cost;

(j)	the Company shall have an Available Cash Balance at Completion of not less than £3,000 (THREE THOUSAND POUNDS);

(k)	evidence in a form reasonably satisfactory to the Buyer of the release and discharge of each charge and guarantee of the Company is provided to the Buyer;

3.1.2	procure that the Company shall not without the prior written consent of the Buyer:

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(a)	incur any capital expenditure (except expenditure to which the Company is legally committed at the date of this Agreement in the ordinary course of trading as fairly disclosed in the Disclosure Letter or expenditure exceeding £500 per individual item or £2,500 in aggregate, exclusive in each case of VAT) or enter into any commitments to incur any such expenditure;

(b)	acquire or agree to acquire any asset (other than the purchase of stock in trade, raw materials, components and other consumables in the ordinary course of trading and not requiring expenditure in excess of £500 per item or £2,500 in aggregate, exclusive in each case of VAT);

(c)	dispose or agree to dispose of or grant any option in respect of any part of its assets (other than the disposal of trading stock for full value in the ordinary course of trading);

(d)	borrow any money or allow any of the Company’s bank accounts to become overdrawn;

(e)	enter into or vary the terms of any material contract or material legally binding commitment;

(f)	grant or agree to grant any lease or third party rights in respect of the Properties or assign or agree to assign or otherwise dispose of any such rights;

(g)	make any loan;

(h)	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms;

(i)	declare make or pay any dividend or other distribution PROVIDED THAT the outgoing director of the Seller may recommend, and the Seller as the sole member of the Company may approve that the Company after Completion pay a final dividend as provided for in the Completion Accounts PROVIDED FURTHER THAT such dividend is of an aggregate amount which, when paid, leaves the Company with the Available Cash Balance of not less than £3,000 (THREE THOUSAND POUNDS) and the Buyer shall procure the payment of such dividend to the Seller when the amount has been calculated for inclusion in the the Completion Accounts;

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(j)	grant or issue or agree to grant or issue any mortgages, charges or debentures or other security interest or redeem or agree to redeem any such things or give or agree to give any guarantee;

(k)	create issue or grant any option in respect of any class of share or loan capital or agree so to do;

(l)	dismiss any employee, employ or offer employment to any person not employed by it at the date of this Agreement or amend the terms of employment of any of its employees;

(m)	take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with its standard terms of business or (if different) the period extended to any particular debtor in which to make payment or to reschedule any debt;

(n)	delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorised by the relevant creditors (or, if different, the period extended by creditors in which to make payment);

(o)	amend to any material extent, including by increasing existing credit lines, any of the terms on which goods, facilities or services are supplied, except where required to do so in order to comply with any applicable legal or regulatory requirement;

(p)	amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

(q)	allot, issue, redeem or repurchase any of its share or loan capital;

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(r)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture; or

(s)	make any change to its accounting practices or policies or amend its memorandum or articles of association; and

3.1.3	not:

(a)	dispose of any interest in the Sale Shares or any of them or grant any option over or mortgage charge or otherwise encumber the Sale Shares or any of them; or

(b)	permit the Company to pass any resolution in general meeting;

3.2	The Seller shall procure that written notice is given to the Buyer as soon as reasonably practicable after the Seller or the Company becomes aware of any Relevant Breach.

3.3	The Seller shall not do, allow or procure any act or omission prior to Completion which would constitute a breach of any of the Warranties if they were given at any time before or at Completion or which would make any of them untrue, inaccurate or misleading if they were so given.

3.4	If before Completion:

3.4.1	any Relevant Breach shall occur or be discovered; or

3.4.2	any act, omission or event shall take place or occur which renders any of the Warranties untrue, inaccurate or misleading if the Warranties were to be repeated on the date of that act omission or event; or

3.4.3	any other event occurs which has, or is likely to have, a material adverse effect on the financial position or business prospects of the Company;

the Buyer shall be entitled at any time prior to Completion, by notice in writing to the Seller, to rescind this Agreement without liability to the Seller. If the Buyer elects to rescind this Agreement all sums which have been paid by the Buyer to the Seller to date by way of a deposit shall be immediately refunded to the Buyer in full.

3.5	Any failure or omission by the Buyer to exercise its right of rescission under Clause 3.4 shall not prejudice or be construed as a waiver of any of its rights under this agreement to claim damages, compensation or indemnity under the Warranties.

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4.	Consideration

4.1	The consideration price for the Sale Shares shall be $3,150,000 USD less the deposit of $200,000 USD and £30,000 which have already been paid. The consideration shall be payable in accordance with clause 5.4.

4.2	It is agreed that the sum of £30,000 referred to in clause 4.1 above shall be treated for the purposes of calculating the balance of the completion monies due as $48,552 USD.

5.	Completion

5.1	Completion shall take place on 5th November 2013 at the offices of the Buyer’s Solicitors.

5.2	At Completion, the Seller shall deliver (where appropriate as agent for the Company) to the Buyer:

5.2.1	transfers in respect of the Sale Shares, duly executed by the Seller in favour of the Buyer;

5.2.2	certificates for the Sale Shares and any other documents which may be required to give good title to the Sale Shares, and to enable the Buyer to procure registration of the same in its name;

5.2.3	the resignation of each of the directors (other than those requested in writing by the Buyer to remain) and of the secretary of the Company executed as a deed in the agreed form;

5.2.4	the Company's certificate of incorporation, certificate of incorporation on change of name (if applicable), statutory registers, minute books, share certificate books and all other books (all duly written up to date);

5.2.5	certified copies of board resolutions of the Company in the agreed form;

5.2.6	a certified copy of the minutes recording the resolution of the board of directors of the Seller authorising, amongst other things, the sale of the Sale Shares and the execution of the transfers in respect of them, the execution and delivery of this Agreement, the Tax Covenant and the Disclosure Letter.

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5.3	The Seller shall procure that the auditors of the Company will resign when requested to do so by the Buyer.

5.4	Provided that the Seller complies with all their obligations under clause 4, the Buyer’s Solicitors shall at Completion pay to the Seller a sum of $3,150,000 less the deposit of $200,000USD and $48,552USD which have already been paid by way of telegraphic transfer to the Seller’s Solicitor’s client account.

5.5	The solicitors to any party to this agreement are authorised to take delivery of any items under this agreement on behalf of that party, and their receipt shall be a good discharge for those items to the party (and the solicitors to the party) making delivery.

6.	Warranties and indemnities

6.1	The Seller warrants, represents and undertakes to the Buyer:

6.1.1	that, subject to those matters which are fully and accurately disclosed in the Disclosure Letter, the statements in Schedule 1 are, and will at Completion be, true and correct in all respects and not misleading;

6.1.2	that all information contained or referred to in the Disclosure Letter is true, accurate and fairly disclosed and for this purpose “fairly disclosed” means disclosed in such manner and in such detail as to enable a reasonable buyer to make an informed and accurate assessment of the matter concerned), and nothing has been omitted from it which renders any of such information incomplete or misleading.

6.2	Each of the warranties is separate and independent and except as expressly otherwise provided in this Agreement, shall not be limited by reference to any other warranty or by anything in this Agreement or the Tax Covenant.

7	Waivers

The Buyer may at its absolute discretion in whole or in part release, compound or compromise, or grant time or indulgence to any party for, any liability under this agreement without affecting its rights against that or any other party under the same or any other liability.

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8.	Tax

The provisions of the Tax Covenant in Schedule 4 shall apply with effect from Completion.

9.	General provisions

9.1	Completion shall not in any way prejudice or affect the operation of any provision of this agreement which contemplates or is capable of post-Completion operation, and all such provisions shall continue in full force and effect notwithstanding Completion.

9.2	No party may assign in whole or in part the benefit of this agreement to any third party.

9.3	No party shall divulge to any third party (other than its professional advisers) any information regarding the terms of this agreement, or any matters contemplated by this transaction, or make any announcement relating to it.

9.4	Any notices must be in writing, and may be given to any party at its registered office, or to such other address as may have been notified to the other parties, and will be effectively served:

9.4.1	on the day of receipt, where any hand-delivered letter or any facsimile message is received on a business day before or during normal working hours;

9.4.2	on the following business day, where any hand-delivered letter or facsimile message is received either on a business day after normal working hours or on any other day; or

9.4.3	on the second business day following the day of posting from within the United Kingdom of any letter sent by post office inland first class mail postage prepaid.

AS WITNESS the hands of the parties the day and year first above written

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SCHEDULE 1

Warranties

1.	The contents of Recitals B and C above are, and will at Completion be, true and correct in all respects.

2.	The Sale Shares comprise (and will at Completion comprise) the entire issued and allotted share capital of the Company.

3.	The Company is not, and will not at Completion be, under any commitment to allot or issue any share or loan capital to any person, and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

4.	The Seller is the sole beneficial owner of all the Sale Shares and will at Completion have the right and power to sell and transfer (or procure the transfer of) all the Sale Shares without obtaining the consent or approval of any third party to the Buyer in accordance with the provisions of this agreement.

5.	All dividends or other distributions of profit and/or capital declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with the Companies Acts, articles of association (or equivalent documents) and the law generally.

6.	The statutory books and books of account of the Company have been properly maintained and they provide an accurate and complete record of the matters which they should reflect and no notice that any of them is incorrect or that they should be rectified has been received.

7.	The accounts of the Company as at the Last Accounts Date ('the Accounts'), and the accounting records of the Company, comply with the accounting requirements of the Companies Act 1985 or 2006 (as appropriate), and all other relevant statutes.

8.	The Accounts have been prepared in accordance with generally accepted accounting practice and are true, complete and accurate in all material respects, and show a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and the profits or losses of the Company for the year ended on the Last Accounts Date.

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9.	Since the Last Accounts Date the Company has carried on the business carried on by it at that date in the ordinary and usual course of that business.

10.	Since the Last Accounts Date, there has been no adverse change in the Company's financial position or prospects, and the value of the Company's net assets is not less than the value of its net assets at the Last Accounts Date.

11.	All the book and other debts of the Company outstanding at Completion are the absolute property of the Company [and will (save in so far as a specific provision has been made in the balance sheet included in the Accounts for them) be good and collectable in the ordinary course of business, and in any event not later than three months after Completion].

12.	The Company does not have outstanding any commitment for capital expenditure, or any agreement or arrangement not on an arm's length basis.

13.	Except as disclosed in the Disclosure Letter, there are no subsisting loans, guarantees or agreements for indemnity given by or for the benefit of the Company.

14.	The Company has within the relevant time limits correctly made all returns and payments required to be made by the Company for any taxation purposes and none of such returns or payments is the subject of any dispute with the revenue or customs and excise authorities, and the Seller is not aware of any circumstance likely to give rise to such dispute.

15.	The Company has obtained full, complete, correct and up to date records, invoices and other documents appropriate or necessary for establishing VAT on supplies to and by the Company.

16.	All payments by the Company to any person which ought to have been made under deduction of tax have been so made, and the Company has (if required by law so to do) accounted to HM Revenue and Customs for the tax so deducted.

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17.	All licences, permissions, authorities and consents required for carrying on the business effectively and in the places and manner in which it is now carried on are in place, in full force and effect, not limited in duration or subject to any onerous or unusual conditions and the Company has complied with and the business has been conducted in accordance with such licences, permissions, authorities and consents. The Seller is not aware of any reason why any such licence, permission, authority and consent will be suspended, revoked or not renewed on the same terms.

18.	The business has been conducted in accordance with all applicable laws and regulations of the United Kingdom.

19.	The Company has not been, in the period of 12 months prior to the date of this Agreement and is not at the date of this Agreement, engaged in any litigation, arbitration, mediation, dispute resolution or criminal proceedings and there are no such proceedings pending, threatened or expected, either by or against the Company or any person for whose acts or defaults the Company is or may be vicariously liable and there are no facts or circumstances which are likely to give rise to such proceedings involving the Company or such other person for whose acts or defaults the Company is or may be vicariously liable.

20.	There is no outstanding order, judgment, award or decision given by any court, tribunal, arbitrator, governmental agency or regulatory body in relation to the Company, its assets or any persons for whose acts or defaults the Company is or may be vicariously liable.

21.	Full and accurate details of the job titles, place of work, dates of commencement of employment or appointment to office and terms and conditions of employment of, and all benefits (contractual or non-contractual) provided to, each of the employees and officers of the Company, including those currently on leave, are disclosed in the Disclosure Letter.

22.	The Disclosure Letter includes copies of all contracts, handbooks, policies and other documents which apply to the Company’s employees and copies of all binding or non-binding agreements or arrangements with any trade union, employee representative or body of employees or their representatives and details of any such unwritten agreements or arrangements which may affect any employee.

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23.	There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year and the Company has no outstanding, undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other payments due in connection with the employment or engagement of any employee of the Company.

24.	The Company has complied with all its obligations (including all orders and awards made) under all legislation, regulations, codes of practice, contracts, policies and procedures affecting the relationship between employers and employees, workers, agents or contractors and/or the representatives of any such individual that applies to any part of England and Wales.

25.	There are no existing or anticipated disciplinary or performance issues, grievances, claims or disputes involving the Company and any of its former or current employees or officers and/or any representative of any employee.

26.	No employee of the Company is a sponsored migrant or other person requiring permission to remain and work in the United Kingdom by virtue of his nationality.

27.	There is no individual other than an employee or officer of the Company who directly or indirectly provides services to the Company in return for remuneration.

28.	The Company has not made any offer of employment or engagement to any person which has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

29.	The Company owns and has good title to all of the assets included in the Accounts, all assets that the Company has acquired since the Last Accounts Date (apart from those disposed of by the Company in the ordinary and normal course of its business since the Last Accounts Date) (together, with the assets used by the Company in the business, being the “Assets”).

30.	Except as disclosed in the Disclosure Letter, the Assets are not subject to any encumbrance and/or royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement or any agreement to enter, create or enter into the same.

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31.	None of the Assets of the Company is subject to any dispute or claim.

32.	All the Assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

33.	All of the Company's insurance policies are in full force and effect (and all premiums payable thereunder were paid when due) and nothing has been done or omitted to be done which could make any of them void or voidable or which is likely to result in an increase in premiums. Details and true, complete and accurate copies of the insurance policies maintained by the Company are disclosed in and attached to the Disclosure Letter.

34.	No claim is outstanding or pending under any of the Company's insurance policies and no circumstances exist which, so far as the Seller is aware, are likely to give rise to a claim.

35.	The Company is the legal and beneficial owner of, or has the contractual right to use, all computer systems, products and software, telecommunications and network equipment used, owned, leased or licensed by the Company (“the Systems”), free from encumbrances and all other rights exercisable by other parties and has obtained all necessary rights from third parties to permit the Company to use the Systems exclusively and without restrictions.

36.	The Company is licensed to use all software necessary to enable the business to continue in the ordinary course of business.

37.	Full details of all websites currently or previously operated and other internet operations currently or previously carried on, by or on behalf of the Company are disclosed in the Disclosure Letter.

38.	The Seller has provided the Buyer with all access codes, passwords, keys, and other information that the Buyer reasonably requires to be able to access and maintain the Systems from Completion.

39.	The Company is in possession of:

a.	original title deeds relating to all of its assets;

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b.	executed originals of all contracts and agreements to which it is a party; and

c.	all other documents which ought to be in its possession and where appropriate such deeds and documents have been duly stamped.

40.	The Company's records are in its possession and give a true and fair view of the matters that they should reflect.

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SCHEDULE 2

The Properties

Part 1

The commercial property known as part of Units R1 and R2, The Hicking Building, London Road, Nottingham NG2 3AS and the residential property known as Flat 3, Block 4, The Hicking Building, London Road, Nottingham NG2 3AS as more particularly described in the Commercial Lease and the Residential Lease in the form of the drafts of the same set out in Part 6 and Part 7 of this Schedule respectively

‘Clause’ means the special conditions and any one of them referred to in this agreement

‘Commercial Condition(s)’ means the Standard Commercial Property Conditions (Second Edition);

‘Commercial Lease’ means the underlease in the form set out in Part 6 of this Schedule;

‘Commercial Property’ means the property to be demised by the Commercial Lease;

‘Competent Authority’ means a local authority or other body exercising statutory powers or duties;

‘Consent’ means the consent (for the grant by the Landlord to the Buyer of the Commercial Lease) which is required from the Superior Landlord under the terms of the Superior Lease and of any mortgagee (to the extent that the relevant mortgage and/or Superior Lease imposes a requirement for that consent);

‘Fixtures and Fittings’ means the fixtures, fittings, chattels, items, and other assets or equipment at the Properties referred to in Part 5 of this Schedule;

‘Landlord’s Title’ means Title Numbers NT372199 and NT422480;

‘Leases’ means the forms of the Commercial Lease and the Residential Lease together with all other documents supplemental thereto;

Premises Licence’ means the Premises Licence relating to the Commercial Property and currently subsisting;

‘Part 1 Conditions’ means the conditions in Part 1 of the Commercial Conditions;

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‘Part 2 Conditions’ means the conditions in Part 2 of the Commercial Conditions;

‘Residential Conditions’ means the conditions set out in the Standard Conditions of Sale (Fifth Edition);

‘Residential Lease’ means the underlease in the form set out in Part 7 of this Schedule;

‘Residential Property’ means the residential property to be demised by the Residential Lease;

‘Security Deposit Deeds’ means security deposit deeds in the form of the drafts set out in Part [8] of this Schedule;

‘Superior Lease’ means the lease by virtue of which the Landlord holds the Commercial Property dated 21 October 2010 and made between Saxon Urban (Five) Limited (1) and Reservoir Lounge UK Limited (2);

‘Superior Landlord’ means the landlord under the Superior Lease and for the purposes of this agreement any other superior landlord whose consent is required for the grant by the Landlord to the Buyer of the Commercial Lease;

In this Schedule

1.1	a word implying one gender includes all genders, words implying the singular include the plural and vice versa and words implying persons include corporate or unincorporated bodies and vice versa;

1.2	references to “this agreement” shall include the parts of this Schedule and the terms of any documents which are incorporated by reference into this agreement;

1.3	the words “including” and “in particular” are by way of illustration or emphasis only and shall not limit the generality of the preceding or following words;

1.4	references in the Commercial Conditions to “the property” and to “the contract” shall be deemed to be references to the Commercial Property and this agreement respectively and construed accordingly;

1.5	references in the Residential Conditions to “the property” and to “the contract” shall be deemed to be references to the Residential Property and this agreement respectively and construed accordingly.

1.6	references to “writing” or “written” includes faxes but not e-mail.

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2.	INDEMNITIES

References to an indemnity mean an indemnity against all actions, claims, demands and proceedings made against the party having the benefit of the indemnity and all costs, expenses, liabilities and losses incurred directly or indirectly by that party and an obligation to indemnify a party to this agreement includes an obligation to keep that party indemnified.

3.	THE COMMERCIAL CONDITIONS

3.1	The Part 1 Conditions as varied or amended in accordance with Part 2 of this Schedule are incorporated in this agreement insofar as they:

3.1.1	apply to a sale by private treaty;

3.1.2	relate to the Commercial Property;

3.1.3	are not inconsistent with the other clauses in this agreement; and

3.1.4	have not been modified or excluded by any of the other clauses in this agreement.

3.2	The Part 2 Conditions are not incorporated in this agreement.

3.3	If there is a conflict between the terms of this agreement and the Commercial Conditions, the terms of this agreement will prevail.

4.	THE RESIDENTIAL CONDITIONS

4.1	The Residential Conditions as varied or amended in accordance with Part 3 of this Schedule are incorporated in this agreement insofar as they:

4.1.1	apply to a sale by private treaty;

4.1.2	relate to the Residential Property;

4.1.3	are not inconsistent with the other clauses in this agreement; and

4.1.4	have not been modified or excluded by any of the other clauses in this agreement.

4.2	If there is a conflict between the terms of this agreement and the Commercial Conditions, the terms of this agreement will prevail.

5.	MATTERS AFFECTING THE PROPERTIES

In addition to the provisions of Commercial Condition 3.1.2 and Residential Condition 3.1.2 the Leases are also demised subject to the following:

5.1	all matters registrable by any Competent Authority pursuant to statute, whether or not sregistered;

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5.2	all notices, orders, proposals or requirements given or made by or on behalf of any Competent Authority and all agreements with any Competent Authority whether before or after the date of this agreement:

5.3	all actual or proposed charges, notices, orders, restrictions, agreements, proposals, demands, conditions, directions or any other matters arising under any statutes and statutory instruments from time to time in force relating to town and country planning or highways;

5.4	all matters other than financial charges which would have been disclosed by the searches and enquiries made by or for the Buyer or which a prudent buyer would or ought to have made before entering into this agreement:

5.5	all matters discoverable by inspection of the Properties before the date of this agreement or rights acquired through long use whether or not apparent on inspection;

5.6	any matters which the Seller and the Landlord do not and could not reasonably know about;

5.7	public requirements;

5.8	any interest which overrides a registered disposition under Schedule 3 to the Land Registration Act 2002 and such unregistered interests as may affect the Properties to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of that Act;

5.9	all matters contained or referred to in the Leases;

and the Buyer shall be deemed to have satisfied itself prior to the date of this agreement as to the above matters and to have agreed to take the Leases with full knowledge of them.

6.	CONDITION OF THE PROPERTIES AND FIXTURES AND FITTINGS

6.1	The Buyer accepts the Properties in their physical state as at the date of this agreement subject to fair wear and tear after such date and shall not raise any requisitions in relation to such condition after such date.

6.2	The Buyer accepts the Fixtures Fittings and other chattels at the Properties at the date of this agreement subject to fair wear and tear.

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7.	TITLE

7.1	The Commercial Conditions and the Standard Conditions shall apply to and be taken to be incorporated in this agreement except to the extent varied by or inconsistent with the provisions set out in this agreement.

7.2	Title has before the signing of this agreement been deduced by the Seller’s Solicitors to the Buyer’s Solicitors by provision of official copies of the Seller’s Registered Titles and the Leases shall be granted and the Buyer shall:

(a)	accept the Leases subject to and with the benefit of all entries in the registers of the relevant Title (other than entries relating to financial charges) so far as they are still subsisting and affect the Commercial Property and the Residential Property;

(b)	be deemed to have full knowledge of those entries and the matters referred to in them;

(c)	be deemed to have accepted the Landlord’s title to grant the Leases;

(d)	not be entitled whether itself or through the Buyer’s Solicitors to make or raise any objection or requisition in respect of those entries and/or matters save insofar as may be necessary to resolve any matters arising out of the results of the Buyer’s Solicitors’ usual pre-completion searches and which had not previously been disclosed.

8.	CONSENT

8.1	This agreement is conditional upon the grant of the Consent.

8.2	To the extent that it has not already done so the Buyer will as soon as possible after the date of this agreement provide to the Seller such information and references and audited accounts in respect of itself as the Landlord and/or the Superior Landlord may reasonably require.

8.3	The parties will from the date of this agreement (acting in good faith at all times) co-operate with each other and will render to each other all necessary assistance to enable the Consent to be granted and completed with all reasonable speed and in particular the Buyer will:-

(a)	not object to any reasonable terms and conditions required by the Superior Landlord to be included in the Consent;

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(b)	provide at no expense to the Landlord such guarantees rental or other deposits direct covenants or other security for the performance of the Buyer’s proposed covenants in the Commercial Lease as the Landlord or the Superior Landlord may reasonably require in the light of the terms of the Superior Lease and promptly pay the Landlord’s and the Superior Landlord’s Solicitors fees in relation to any such deeds;

(c)	promptly execute the Consent upon its being presented to the Buyer’s Solicitors.

8.4	If and to the extent that it has not already done so prior to the date of this agreement and subject to the Buyer complying with all of its obligations under this Clause 8 the Landlord shall apply for and use all reasonable endeavours to procure the grant of the Consent before the Completion Date PROVIDED HOWEVER that the Landlord shall not be obliged to comply with any requirement or condition imposed by the Superior Landlord unless it is reasonable for the Landlord to do so and PROVIDED FURTHER that the Landlord shall not be obliged to seek any declaration of the court that the Consent has been or is being unreasonably withheld.

9.	GRANT OF THE LEASES

9.1	The Landlord shall grant with full title guarantee and the Buyer shall take the Commercial Lease and the Residential Lease of the Commercial Property and the Residential Property respectively and the Landlord and the Buyer shall enter into the Security Deposit Deeds.

9.2	The Landlord shall procure that the Landlord's Solicitors shall prepare the engrossments of the Leases, the Security Deposit Deeds and their counterparts and deliver the relevant engrossments to the Buyer’s Solicitors at least 5 Working Days before the Completion Date.

9.3	On the Completion Date:

(a)	the Buyer shall execute and deliver to the Landlord the counterpart of the Leases and the original of the Security Deposit Deeds

(b)	subject to compliance by the Buyer with the provisions of Clause 9.3(a) of this Schedule on the Completion Date the Landlord and the Seller shall execute and deliver to the Buyer (and thereby grant) the Leases and the counterparts of the Security Deposit Deeds;

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(c)	the Buyer shall (insofar as not already done) pay to the Landlord the first proportion of all rent and other monies payable under the Leases;

(d)	the Buyer shall (insofar as not already done) in accordance with the terms of the Security Deposit Deeds pay all monies payable under such Deeds;

9.4	The Term Commencement Date under the Leases shall be the date of actual completion of the Leases;

9.5	The Rent Commencement Date under the Leases will be the Completion Date.

9.6	The matters which are the subject of this agreement are interdependent and the documents referred to in this Clause 9 shall be completed simultaneously on the Completion Date.

9.7	The Landlord shall not be required to grant the Leases to any person other than the Buyer named in this agreement

10.	LANDLORD AND TENANT ACT 1954

The Landlord the Buyer declare and acknowledge that:

10.1	the Buyer did on [ ] 2013 receive from the Landlord a valid warning notice under Schedule 1 to the 2003 Order in respect of the tenancy to be created by the Commercial Lease and a copy of that notice is attached to this agreement;

10.2	[ ] being duly authorised by the Buyer did on [ ] 2013 on behalf of and with the authority of the Buyer in response to that notice make a Statutory Declaration under Schedule 2 to the 2003 Order and a copy of that Statutory Declaration is attached to this agreement;

10.3	they have agreed that the tenancy to be created by the Commercial Lease shall be excluded from the provisions of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 (as amended)

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Part 2

Variations to the Commercial Conditions incorporated in this agreement

Commercial Condition	Variation

1.1.3(b)	By the addition of the words “or if the Seller produces reasonable evidence that this is the case”

1.3.3(b)	Will not apply.

2.2.1 and 2.2.2	Will not apply.

3.1.1, 3.1.2, 3.1.3 and 3.3	Will not apply.

6.1, 6.2, 6.3.1 and 6.4.2	Will not apply.

6.6.2	Will not apply.

7.1.2, 7.1.3 and 7.1.4(b)	Will not apply.

8.1.2 and 8.1.3	The time is 1:00 p.m. in place of 2.00 p.m.

8.4	By the addition of a new Commercial Condition to read “(d) any other sum which the parties agree under the terms of this contract should be paid on completion”

9.2	Will not apply

10.3	Will not apply

Part 3

Variations to the Residential Conditions incorporated into this agreement

Residential Conditions	Variations

1.3.3	Will not apply

4	Will not apply

5	Will not apply

6.1.2 and 6.1.3	The time is 1pm in place of 2pm

8.2.5	Will not apply

8.3	Will not apply

9	Will not apply

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Part 4

Warranties

1.	Premises Licence

The Seller has no knowledge of anything whereby the Premises Licence has become liable to forfeiture.

2.	Properties

2.1	The Seller has substantially performed and observed all covenants, restrictions, agreements, statutory requirements, building regulations and other stipulations and regulations affecting the Commercial Property or the Residential Property and their use and no outstanding complaint alleging breach or non-observance has been received in respect of them.

2.2	So far as the Seller is aware there is no outstanding order, notice or other requirement of any local or other authority that affects the existing use or occupation of the Commercial Property or the Residential Property or involves expenditure in complying with it nor any other circumstances which may result in any such order or notice being made or served or which may otherwise affect the Commercial Property or the Residential Property.

2.3	The replies to enquiries given by the Seller’s Solicitors are true, accurate and complete in all material respects.

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Part 5

Fixtures and Fittings

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Part 6

Commercial Lease

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Part 7

Residential Lease

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Part 8

Security Deposit Deeds

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SCHEDULE 3

Vendor Protection Provisions

1.	Notwithstanding anything to the contrary contained in clause 5 of this agreement:

1.1	the Warranties and the Property Warranties shall be qualified by the provisions of this clause; and

1.2	in the event of any inconsistency between the provisions of this clause and the provisions of clause 5, the provisions of this clause shall prevail.

2.	The Seller shall not be liable in respect of any claim under the Warranties or the Property Warranties to the extent that the matter or matters giving rise to such claim are fairly disclosed in the Disclosure Letter or within the actual knowledge of the Buyer.

3.	The liability of the Seller in respect of any breach of the Warranties or the Property Warranties, shall be limited as follows:

3.1	The aggregate maximum liability of the Seller in respect of all and any claims under the Warranties and the Property Warranties and the Tax Covenant, shall not in any event exceed $3,150,000 USD;

3.2	The Seller shall not be liable in respect of any claim under the Warranties or the Property Warranties, where the amount of that claim does not exceed $5,000 USD;

3.3	The Seller shall not be liable in respect of any claims made by the Buyer under the Warranties or the Property Warranties unless and until the aggregate cumulative liability of the Seller in respect of all such claims (ignoring for these purposes all and any claims in respect of which the Seller does not have any liability pursuant to the provisions of clause 3.2) exceeds $10,000 USD, in which event the Seller shall be liable for the entire amount of that liability.

4.	The Seller shall not be liable in respect of any claim under the Warranties or the Property Warranties, unless it shall have been made before the expiry of 12 months from Completion except in the case of any of the Tax Warranties which shall need to have been made before the expiry of 7 years from Completion. No claim under the Warranties, the Property Warranties or the Tax Warranties, shall be deemed to have been made unless notice of that claim has been made in writing to the Seller, specifying in reasonable detail:

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4.1	the event of default to which the claim relates; and

4.2	the nature of the breach; and

4.3	the amount claimed.

5.	Where notice has been given in respect of any claim in accordance with clause 5 above, that claim shall be deemed to have been irrevocably withdrawn and lapsed unless:

5.1	proceedings in respect of that claim have been issued and served on the Seller not later than the expiry of the period of 9 months after the date of that notice; or

5.2	the claim is satisfied, settled or withdrawn before that date.

6.	Where the Buyer is, or is likely to be, entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties, then the following provisions of this clause 7 will apply:

6.1	The Buyer shall procure that reasonable steps are taken to enforce that recovery;

6.2	If any sum is recovered in the circumstances set out in this clause 7 and the Seller has by that time not made any payment in respect of the relevant claim, the amount payable by the Seller in that respect shall be reduced by an amount equal to the Net Sum Recovered;

6.3	If any sum is recovered in the circumstances set out in this clause 7 and the Seller has already made a payment in respect of that claim, there shall be repaid to the Seller an amount equal to the lesser of that payment and the Net Sum Recovered;

6.4	In this clause 7, the 'Net Sum Recovered' means the sum recovered by the Buyer from the other person, after deducting the reasonable costs and expenses of recovering it and any taxation payable by the Buyer as a result of its receipt.

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6.5	Without prejudice to the generality of clause 7 above, the provisions of clause 7 shall apply where the Company is entitled to recover from its insurers any sum in respect of any matter giving rise to a claim under the warranties (as a result of insurance effected on, or before, the Completion Date).

7.	The Seller shall have no liability in respect of any claim for breach of any of the Warranties (or such liability shall be reduced), if and to the extent that:

7.1	provision or reserve has been made in the Accounts for, or in respect of, the liability or other matter giving rise to such claim;

7.2	any contingency, or other matters provided against, in the Accounts has in the event been over-provided for.

8.	The Seller shall have no liability in respect of any claim for breach of any of the Warranties (or such liability shall be reduced), if and to the extent that such claim occurs, or is increased, as a result of:

8.1	any change in legislation after the date of this agreement (or any legislation not in force at the date of this agreement) which takes effect retrospectively; or

8.2	the withdrawal after the date of this agreement of any published concession or published general practice previously made by HM Revenue and Customs or other taxing authority; or

8.3	as a result of any increase in the rate of taxation in force at the date of this agreement.

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SCHEDULE 4

Tax Covenant

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Signed

For and on behalf of

Manchester Wings Limited

Signed

For and on behalf of

Hooters (UK) Nottingham Limited

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